Exhibit 99.1

Circuit City Credit Card Master Trust

Excess Spread Analysis - September 2004

Series	2002-1	2003-2
Deal Size	$300 MM	$500 MM
Expected Maturity	04/15/05	04/17/06

Yield	20.30%	20.32%
Less: Coupon	2.52%	3.43%
Servicing Fee	1.50%	1.50%
Net Credit Losses	7.54%	7.54%
Excess Spread:
September-04	8.74%	7.85%
August-04	9.28%	8.39%
July-04	8.81%	7.91%
Three month Average Excess Spread	8.94%	8.05%

Delinquency:
30 to 59 days	1.89%	1.89%
60 to 89 days	1.30%	1.30%
90 + days	2.54%	2.54%
Total	5.73%	5.73%

Payment Rate	9.84%	9.84%

*	On May 25, 2004, Bank One, Delaware, National Association (“Bank One”) became the Transferor and Servicer of the Circuit City Credit Card Master Trust pursuant to the Assignment and Assumption Agreement, dated as of May 25, 2004, among Bank One, Tyler I